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Dean Witter Reynolds Inc.,
2 World Trade Center,
New York,
New York 10048,
U.S.A                                        April 30, 1998

Dear Sirs:

                Dean Witter Select Equity Trust
         Select Global 30 Portfolio 98-3 (the "Trust")
         ---------------------------------------------

          We have acted as Hong Kong counsel in connection with the taxation aspects of the issue of units in the above Trust.

          This opinion is limited to Hong Kong law as applied in practice on the date hereof by the Inland Revenue. This opinion is governed by and shall be construed in accordance with Hong Kong law.

          For the purpose of this opinion, the only documentation which we have examined is a draft, 17th April, 1998 of the Trust's prospectus (the "Prospectus") which we understand will be included in the Registration Statement for the Trust to be filed with the Securities and Exchange Commission on or around 30th April, 1998. Terms defined in the Prospectus have the same meaning herein.

          We have assumed for the purposes of this opinion that:

     (i) for taxation purposes the Trustee is not a Hong Kong resident but is a United States resident; the Trust does not carry on a trade, profession or business in Hong Kong and the general administration of the Trust (including portfolio management) will be carried out only in the United States; and no Units are registered in a register kept in Hong Kong by or on behalf of the Trustee; and

     (ii) no Holder of Units is resident or ordinarily resident in Hong Kong, nor is that Holder carrying on a trade, profession or business in Hong Kong through a branch or agency.

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          We understand that the Trust will consist of a single portfolio consisting of 30 stocks which are the 10 common stocks in each of the Dow Jones Industrial Average, the Financial Times Ordinary Share Index and the Hang Seng Index having the highest dividend yields on the Stock Determination Dates specified in the Prospectus.

          In our opinion the taxation paragraphs on page 15 of the Prospectus, under the heading "Hong Kong Taxation", represent a fair summary of material Hong Kong taxation consequences for Holders of Units of the Trust.

          This opinion is addressed to you on the understanding that you (and only you) may rely upon it in connection with the issue and sale of the Units (and for no other purpose).

          This opinion may not be quoted or referred to in any public document or filed with any governmental agency or other person without our written consent. We consent, however, to the reference which is made in the Prospectus to our opinion as to the Hong Kong tax consequences to US persons holding Units in the Trust and we consent to the filing of this opinion as an exhibit to the Registration Statement.


                                                     Yours faithfully,

                                                     Slaughter and May
                                                     -----------------
                                                     Slaughter and May